Exhibit 99.2

PRINCETON BANCORP, INC.

FOR IMMEDIATE RELEASE

PRINCETON BANCORP, INC. AGREES TO ACQUIRE

CORNERSTONE FINANCIAL CORPORATION

PRINCETON and MOUNT LAUREL, NJ, January 18, 2024 – Princeton Bancorp, Inc. (NASDAQ – BPRN), the parent company of The Bank of Princeton, Princeton, New Jersey, and Cornerstone Financial Corporation (OTC – “CFIC”) (“Cornerstone”), the parent company of Cornerstone Bank, Mount Laurel, New Jersey, jointly announced today that they have entered into a definitive agreement and plan of merger pursuant to which Princeton Bancorp will acquire Cornerstone in a transaction valued at approximately $17.9 million. Under the terms of the merger agreement, which has been approved by the boards of directors of both companies, Cornerstone will merge with, into and under the charter of Princeton Bancorp. In the merger, each share of Cornerstone common stock outstanding will be exchanged for 0.24 shares of Princeton Bancorp, subject to adjustment, having a value of $8.16 per share based on the $34.00 closing price of Princeton Bancorp common stock on January 17, 2024. Each share of Cornerstone’s preferred stock outstanding will be exchanged for its stated value of $1,000 per share. The transaction is subject to receipt of all required banking regulatory approvals, Cornerstone stockholder approval and certain financial and other contingencies. The transaction is expected to close in the second or third quarter of 2024.

Background on Cornerstone

Cornerstone Financial Corporation is a New Jersey based bank holding company headquartered in Mount Laurel, New Jersey and is the holding company for Cornerstone Bank, a New Jersey state chartered commercial bank. Cornerstone had approximately $321 million in assets, $276 million in loans, $290 million of deposits, and $23.8 million in consolidated common stockholders’ equity as of September 30, 2023. Cornerstone Bank commenced operations in October of 1999 and conducts business from its main office in Moorestown and from five additional branch offices located in Medford, Burlington City, Cherry Hill, Voorhees and Woodbury, New Jersey.

Transaction Highlights

•

The purchase price equates to approximately 75% of Cornerstone’s tangible book value as of September 30, 2023. Based on current estimated purchase accounting adjustments, the transaction is expected to be 5.7% dilutive to Princeton Bancorp’s tangible book value per share, with a projected earn-back period of 2.5 years.

•	The transaction is also expected to be 21% accretive to Princeton Bancorp’s 2025 earnings per share on a GAAP basis and 16% accretive on a cash basis.

•

Following the transaction, Princeton Bancorp will have approximately $2.3 billion in total assets, $1.8 billion in loans and $2.0 billion in deposits, with 28 branches in New Jersey, five branches in the Philadelphia, Pennsylvania area and two in the New York City metropolitan area.

•

Under the terms of the merger agreement, if the sum of Cornerstone’s common stockholders’ equity and allowance for loan losses as of the month end immediately prior to the Closing Date, as calculated in accordance with the merger agreement, is less than the sum of Cornerstone’s stockholders’ equity and allowance for loan losses at September 30, 2023, as calculated in accordance with the merger agreement ($26.8 million), the exchange ratio will be reduced to reflect the amount of the deficiency.

•

As of the effective time of the Merger, one member of the board of directors of Cornerstone, to be selected by the Nominating/Governance Committee of Princeton Bancorp, will be appointed to the board of directors of Princeton Bancorp.

•	Support agreements to vote in favor of the merger were received from the directors and executive officers of Cornerstone.

The Bank of Princeton January 18, 2024 Page 2

Management Commentary

Edward J. Dietzler, President and CEO, stated, “We are thrilled to announce the agreement with Cornerstone Financial. Cornerstone represents the second acquisition we have announced in the last 15 months, and further supports our growth in the southern New Jersey market, while doing so in a manner that is minimally dilutive to tangible book value and accretive to our earnings. It provides a great opportunity to combine two community banks that share a deep commitment to their local markets, fills in our South Jersey branch presence and enhances our core banking franchise. We are excited to welcome Cornerstone’s employees, customers, and shareholders to Princeton Bancorp, and we believe this transaction will enhance our long-term profitability metrics and earnings growth rate. This acquisition aligns with our continued vision of being the premier community bank in all of our markets.”

Gene D’Orazio, the President and CEO of Cornerstone Bank, stated, “We are excited to join The Bank of Princeton, a strong, well-managed organization that shares a common philosophy focused on supporting customers, employees, and communities. As part of a larger organization, we believe our customers will benefit from expanded financial products and resources, as well as greater access to additional full-service bank locations throughout the Philadelphia and South Jersey market. We also believe that our employees will have greater opportunities for growth and advancement as part of a larger community bank with such an outstanding reputation. Finally, we believe our shareholders will also benefit as part of a dividend paying larger bank with greater liquidity and strong earnings power.”

Advisors

Raymond James & Associates, Inc. served as financial advisor to Princeton Bancorp, and Stevens & Lee, P.C. is serving as its legal counsel. Janney Montgomery Scott served as financial advisor to Cornerstone and rendered a fairness opinion. Windels Marx Lane & Mittendorf, LLP is serving as legal counsel to Cornerstone.

About Princeton Bancorp, Inc.

Princeton Bancorp, Inc. is the holding company for The Bank of Princeton, a community bank founded in 2007. The Bank is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, including three in Princeton and others in Bordentown, Browns Mills, Chesterfield, Cream Ridge, Deptford, Fort Lee, Hamilton, Kingston, Lakewood, Lambertville, Lawrenceville, Monroe, New Brunswick, Palisades Park, Pennington, Piscataway, Princeton Junction, Quakerbridge and Sicklerville. There are also five branches in the Philadelphia, Pennsylvania area and two in the New York City metropolitan area. The Bank of Princeton is a member of the Federal Deposit Insurance Corporation (“FDIC”).

About Cornerstone

Cornerstone Financial Corporation is a New Jersey based bank holding company headquartered in Mount Laurel, New Jersey and is the holding company for Cornerstone Bank, a New Jersey state chartered commercial bank. Cornerstone Bank commenced operations in October, 1999 and conducts business from its main office in Moorestown and from five additional branch offices located in Medford, Burlington City, Cherry Hill, Voorhees and Woodbury, New Jersey More information is available at https://www.cornerstonebank.net.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. Each of Princeton Bancorp and Cornerstone intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The entities’ respective abilities to predict results, or the actual effect of future

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plans or strategies, is inherently uncertain. Factors that could have a material effect on the operations and future prospects of each of Princeton Bancorp and Cornerstone and the resulting entity, include but are not limited to: (1) the businesses of the Princeton Bancorp and Cornerstone may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislation and regulation, and monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System; (7) the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, (8) our ability to manage liquidity in a rapidly changing and unpredictable market, (9) the global impact of the military conflicts in the Ukraine and the Middle East, (10) the quality and composition of the loan and securities portfolios, demand for loan products, deposit flows, competition, and demand for financial services in the companies’ respective market areas; (11) the implementation of new technologies, and the ability to develop and maintain secure and reliable electronic systems; (12) accounting principles, policies, and guidelines; and (13) other risk factors detailed from time to time in filings made by Princeton Bancorp with the SEC. Forward-looking statements reflect Princeton Bancorp and Cornerstone management’s analysis as of the date of this release, even if subsequently made available by Princeton Bancorp and Cornerstone on their respective websites or otherwise. Princeton Bancorp and Cornerstone undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise. For a list of other factors which would affect the operations and future prospects of each of Princeton Bancorp and the resulting entity in the merger, see Princeton Bancorp’s filings with the SEC under the Securities Exchange Act of 1934, including those risk factors identified in the “Risk Factor” section and elsewhere in Princeton Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2022, and in Part II, Item 1A of its quarterly report on Form 10-Q for the quarter-ended March 31, 2023.

For The Bank of Princeton:

Edward J. Dietzler, President and CEO

Phone: (609) 454-0717

or

For Cornerstone:

Gene D’Orazio, President and CEO

Phone: (856) 380-8050